Exhibit 99.2

Virgin Media Launches Process to Refinance Senior Facilities Agreement

LONDON, 16 March 2010 — Virgin Media Inc. (NASDAQ:VMED) (LSE:VMED), a leading UK entertainment and communications business, today announced that it has entered into a new senior facilities agreement, under which Deutsche Bank, BNP Paribas, BofA Merrill Lynch, Crédit Agricole Corporate and Investment Bank, GE Capital, Goldman Sachs International, J.P. Morgan, Lloyds TSB Corporate Markets, RBS and UBS have agreed to make available to certain subsidiaries of Virgin Media a term loan A facility in an aggregate principal amount of £1.0 billion and a revolving credit facility in an aggregate principal amount of £250 million. Drawdown under both facilities is subject to certain conditions, including Virgin Media obtaining additional commitments in the form of term loan B facilities or other financing in an aggregate principal amount of at least £600 million. The term loan A facility and the revolving credit facility will bear interest at a rate of LIBOR plus 350 basis points, subject to adjustments. The final maturity date of both facilities will be 30 June 2015 and the principal repayments under the term loan A facility will be scheduled as follows: 30 June 2011 – £150 million; 30 June 2012 – £175 million; 30 June 2013 – £200 million; 30 June 2014 – £200 million; 30 June 2015 – £275 million.

Virgin Media also announced that it is launching a syndication process pursuant to which it will seek to obtain commitments for term loan B facilities under the new senior facilities agreement in an aggregate principal amount of up to £750 million. The syndication will be conducted on a best efforts basis, led by the same banks that are lenders under the term loan A facility and the revolving facility, in their capacity as bookrunners and mandated lead arrangers. No term loan B facilities are currently committed and the interest rate and certain other terms of any term loan B facilities will be determined as part of the syndication process.

Virgin Media intends to use any proceeds from the term loan A facility and any term loan B facilities under the new senior facilities agreement, among other things, to refinance its existing senior facilities agreement in full. The revolving credit facility will be available to finance ongoing working capital requirements and general corporate purposes.

For further information contact:

Virgin Media Investor Relations

Richard Williams: +44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk

Sam Horrocks: +44 (0) 20 7299 5353 / sam.horrocks@virginmedia.co.uk

Media contacts

At Virgin Media, Gareth Mead: +44 (0) 20 7299 5703 / gareth.mead@virginmedia.co.uk

At Tavistock Communications, Matt Ridsdale: +44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk

Forward-Looking Statements

Virgin Media cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. Certain of these factors are discussed in more detail under “Risk Factors” and elsewhere in Virgin Media’s annual report on Form 10-K as filed with the U.S. Securities and Exchange Commission (SEC) on February 26, 2010. There can be no assurance that the transactions contemplated in this announcement will be completed. Virgin Media assumes no obligation to update any forward-looking statement included in this announcement to reflect events or circumstances arising after the date on which it was made.